Equity Transfer Agreement
On
Beijing Fuhua Dadi Gas Co., Ltd.

Fudi Gas Investment Co., Ltd.
Beijing Century Dadi Gas Engineering Co., Ltd.
Beijing Gas Group Company

Equity Transfer Agreement
On
Beijing Fuhua Dadi Gas Co., Ltd.

Transferor I: Fudi Gas Investment Co., Ltd. (Transferor I and Transferor II collectively referred to as “Transferors”)
Legal Representative: Tian Jun   Position: President
Address: Room 1202, 12F, No.1 Building, No. 8 East Beichen Rd., Chaoyang Dist., Beijing
Tel: 010-84992988

Transferor II: Beijing Century Dadi Gas Engineering Co., Ltd.
 (Transferor I and Transferor II collectively referred to as “Transferors”)
Legal Representative: Yan Hua   Position: Chairman
Address: No. 51, Huandaobei, Qingchun Rd., Huairou Dist., Beijing
Tel: 010-89683473

Transferee: Beijing Gas Group Company
Legal Representative: Zhou Si   Position: Chairman
Address: No.22, Nanxiao St., Xizhimen, Xicheng Dist., Beijing
Tel: 010-66205575

Whereas:
1, Beijing Fuhua Dadi Gas Co., Ltd. (hereinafter referred to as “Fuhua Gas”) is a limited liability company (joint venture) legally established and standing under PRC law. It is engaged in gas supply, contracting pipeline engineering and construction and installing gas applicances.

2、The shareholders of Fuhua Dadi is Fudi Gas Investment Co.,Ltd.(Transferor I) and Beijing Century Dadi Gas Co.,Ltd.(Transferor II). As of the execution of this agreement,Transferor I and Transferor II hold respectively 60% and 40% equities of Fuhua Dadi.
3、Transferee intends to purchase 60% and 40% equities of Fuhua Dadi respectively held by Transferor I and Transferor II.
4、Transferor I is a foreign invested enterprise; Transferor II is a limited liability company; Transferee is a limited liability company.
For the purpose of protecting lawful interests and rights of all parties hereof and promoting the equity transfer and related issues going smoothly, on the basis of equality, free will and mutual consultation, all the parties hereof sign this agreement as following:

Article I   Consideration and Equity for Transfer

1、	Determination of Consideration and Equity for Transfer

（1）Target Equity for Transfer
As of the execution date of this ETA, the registered capital of Fuhua Dadi is RMB 30 Million. Transferor I, as a shareholder of Fuhua Dadi, actually paid RMB 18 Million, accounting for 60% of total registered capital of Fuhua Dadi; Transferor II, as the other shareholder, actually paid RMB 12 Million, accounting for 40% of total registered capital of Fuhua Dadi. Both Transferor I and Transferor II agree to transfer their equities of Fuhua Dadi, respectively 40% and 60% to Transferee and Transferee agrees to purchase the equities as mentioned above.

（2）Assessment Value of Net Asset
Transferor I, Transferor II, and Transferee commonly affirm:
           The Audit Report issued on Nov.6, 2010 by Beijing Xingzhonghai Accounting Firm regarding the Fuhua Dadi as of September 30 (Xingzhonghai No. 811[2010]) (shortly as “Audit Report”); and
The Asset Appraisal Report issued on Jan.12, 2011 by Beijing Liuhe Zhengxu Asset Appraisal Co., Ltd. regarding Fuhua Dadi asset as of Sept. 30,2010 (Liuhe Zhengxu No. 013[2010]) (shortly as “Asset Appraisal Report”).
Basing on the above Audit Report and Asset Appraisal Report, the total assets of Fuhhua Dadi as of Sept.30,2010 is RMB 120.75 Million and the total liabilities is RMB 50.41 Million and Net Asset is RMB 70.34 Million.
Referring to the appraisal result, Beijing Xingzhonghai Accounting Firm made audit adjustment on the change of net asset occurred during the period from Oct.1, 2010 to Dec.31, 2010.  In accordance with the result of audit adjustment, during the above period, the net asset increase is RMB 3.24 Million.
   The Audit Report and Asset Appraisal Report shall be attached with this ETA.

（3）Consideration

Referring to Asset Appraisal Report、audit adjustment result and the actual percentage of capital contributions of Transferors, the consideration of 60% equities of Fuhua Dadi transferred to Transferee by Transferor I is RMB 44.15 Million and the consideration of 40% equities of Fuhua Dadi transferred to Transferee by Transferor II is RMB 29.43 Million.
The above considerations shall cover all interests and rights of the target equities for transfer and shall include but not limited to the increase or decrease of net asset of Fuhua Dadi during transition period provided in this ETA.

Article II Equity Transfer and Payment Schedule

1、	Equity Transfer Schedule
（1）Within 10 working days after executing this ETA, Transferors and Transferee shall make preparations for the handover of Fuhua personnel、asset and related material. The preparations shall include but not limited to the work handover between management of Fuhua Dadi assigned by Transferors and personnel appointed by Transferee, informing Transferee about the work mechanism, management system, work procedure, daily operations and asset inspection by both Transferors and Transferee referring to checklist of Asset Appraisal Report.

（2） Within 10 working days after executing this ETA, Transferee shall pay 80% of consideration to Transferors. Respectively, Transferor I shall be paid RMB 35.32 Million and Transferor II shall be paid RMB 23.55 Million.
（3）As soon as Transferee provides Transferors Payment Vouchers about the 80% equity consideration, Transferors and Transferee shall begin the handover of asset, related material and personnel of Fuhua Dadi.
（4）Within 10 working days after completing the AIC registration alteration, Transferee shall pay the remaining 20% equity consideration to Transferors, and respectively pay Transferor I RMB 8.83 Million and pay Transferor II RMB 5.88 Million.

2、Transferor I designates the bank account as below to accept the equity transfer consideration paid by Transferee:
Bank Account: Fudi Gas Investment Co.,Ltd.
Opening Bank: Beijing Beichen Rd. Branch Bank of Industrial and Commercial Bank of China
Account No.: 02000 418 090201 36247
Transferor II designates the bank account as below to accept the equity transfer consideration paid by Transferee:
Bank Account: Beijing Century Dadi Gas Co., Ltd.
Opening Bank: Business Dept., Huairou Branch Bank of Beijing Rural Commercial Bank
Account No.: 130100010300000611

Article III Settlement of Claim and Debt

1、 As shareholders of Fuhua Dadi, Transferor I and its related company, Fudi Gas Development Co., Ltd., and Transferor II provided loans to Fuhua Dadi and signed Loan Agreement, according to which such loans shall become due by April 30, 2011.
As of Dec. 31, 2010, Fuhua Dadi has the balance of loan principal and interest of RMB 10.913 Million due to Transferor I, the balance of principal and interest of RMB 13,207,349.00 due to Transferor II and the balance of principal and interest of RMB 7,795,000.00 due to Fudi Gas Investment Co., Ltd.

2、Considering Fuhua Dadi shall become the wholly-owned subsidiary of Transferee after completing the equity transfer hereof, Transferors and Transferee, through consultation, agree to repay Transferors the balance of principal and interest mentioned above to the account designated by Transferors to accept equity transfer consideration within 10 working days after completing AIC registration alteration. Fudi Gas Development Co., Ltd., the related company of Transferor I, agrees on the arrangement of this article and shall entrust Transferor I to collect the principal and interest repaid by Fuhua Dadi. Letter of Entrustment is attached.

3、Transferor I and its related company, Fudi Gas Development Co., Ltd. and Transferor II commonly agree that after Fuhua Dadi repays the above loan prior to the due date as provided hereof, Fuhua Dadi, Transferor I and its related company and Transferor II shall deem the balance of shareholder loan settled. Transferor I and its related company, Fudi Gas Development Co., Ltd. and Transferor II admit irrevocably that Fuhua Dadi shall be exempted of loan interests occurred between Jan.1, 2011and April 30, 2011. All parties shall not, in any form, recourse, assert and press for payment of any principal and interest covered above with Fuhua Dadi.

Article IV  Representations and Guarantees

Transferor I and Transferor II represent and guarantee:
1、Transferor I and Transferor II lawfully own 60% and 40% equities of Fuhua Dadi, to which all parties and any other third parties, AIC department shall not lodge any objections. Both Transferor I and Transferor II have lawful entities and shall have the right to transfer equities of Fuhua Dadi and undertake obligations related to equity transfer. Each transferor shall guarantee to waive the first right to purchase equities sold by the other transferor.
2、Transferors do not create any guarantee, mortgage, lien, and pledge on the transferred equities, not involve interests and rights of any other third party. And there shall not exist any material and legal barriers for causing failure of this equity transfer and shall not exist any disputes、lawsuits、arbitration or administrative punishments. In the meanwhile, Transferors guarantee that Fuhua Dadi does not provide guarantees to a third party, not pledge its pipeline assets or impose other right restrictions and not pledge its right of gas charging or impose other right restrictions.

3、All the documents, provided by Transferor I and Transferor II to Transferee and Beijjing Xingzhonghai Accounting Firm and Beijing Liuhe Zhengxu Asset Appraisal Firm, are complete, lawful and valid. All the statistical forms agree to the true situation of target enterprises. There are no false information, documents，materials provided to Transferee and no significant issues on Fuhua Dadi concealed.
If Transferee found out any untrue reports on Fuhua Dadi assets, Transferee shall inform Transferor I and Transferor II and within 5 business days after issuing Authentication Report by a third party jointly appointed by Transferor I, Transferor II and Transferee, Transferor I and II shall rectify the asset shortage and related materials, otherwise Transferor I and II shall return Transferee 60% and 40% of appraised value of untrue reported asset and pay Transferee 5% of such appraised value as penalty.

4、Except explicit disclosure in Audit Report and listed in this agreement, Fuhua Dadi is free of other debts in any forms. If other debts exist and result in losses to Fuhua Dadi, Transferee or related companies, Transferor I and Transferor II shall undertake joint liabilities and be responsible for full amount compensation to Fuhua Dadi, Transferee or its related companies.
5、During transition period, Transferor I and Transferor II guarantee that Fuhua Dadi shall operate conforming to the prudence principle of gas industry and important decisions, including but not limited to contracts or agreements newly executed, or capital expenditure over RMB 200,000, shall be permitted upon the consent of Transferee, under the precondition that the normal operation of Fuhua Dadi shall not be impeded by Transferee.
The transition period refers to the period from Jan.1,2011 to the date completing the AIC alteration registration of the equity transfer hereof.
6、Transferor I and Transferor II shall guarantee that there are no serious defects in pipelines currently owned by Fuhua Dadi. If within 1 year after completing the AIC alteration registration, any serious losses caused due to the defects of the pipeline assets to Fuhua Dadi, Transferee or its related companies, Transferor I and Transferor II shall undertake joint liabilities and compensate Fuhua Dadi, Transferee or its related companies for all the losses caused. But compensation shall be made based on the authentication report issued by an independent party jointly appointed by Transferor I,II and Transferee.

7、On the land use of 7 CNG Stations owned by Fuhua Dadi, Tansferor I and II guarantee they have lawful land lease contract or land use right. Transferor I and II shall not impact Transferee on the maintenance and repair, normal management and lawful use of gas appliances and guarantee the buildings of 7 CNG stations are lawfully owned and of clearly established ownership. If any economic losses caused to Fuhua Dadi, Transferee or its related companies due to the disputes arisen by land occupation, and building ownership of CNG gas stations, Transferor I and Transferor II shall jointly undertake.

8、Transferor I and II guarantee they shall not operate any gas supply business (except the existing liquefied gas business) in Huairou Dist upon the completion of this equity transfer.
9、Transferor II guarantee that its shareholder change shall not impede this equity transfer for obtaining the governmental approval.
10、Other covenants hereof for performing obligations by Transferor I and II;

Representations and Guarantees by Transferee:
1、Lawful entity; have right to purchase the equities of Fuhua Dadi and undertake related obligations for equity purchase;
2、Ensure pay equity transfer consideration on time and in full amount;
3、Other covenants hereof for performing obligations by Transferee;

4、Guarantee Fuhua Dadi shall perform the obligations for paying back in advance loan and interest undertaken by Transferor I and its related companies and Transferor II and under joint liabilities.

Article V Obligations

Obligations of Transferor I and II:
1、As agreed herein, Transferors shall hand over assets, related materials and personnel of Fuhua Dadi to Transferee and in the meanwhile, all the directors, supervisors and other senior management of Fuhua Dadi assigned by Transferor I and II shall hand over all the documents,materials, certificates,seals and ongoing work on their hands to the personnel designated by Transferee.
2、Transferor I and II shall cooperate with Transferee to work on examination and approval and AIC alteration registration of Fuhua Dadi equity and sign off and issue related legal documents.
Transferee’s Obligations:
1、Pay consideration on time and in full amount as provided in Article II hereof;
2、 Ensure all the on-post staff and workers as of the execution of this agreement shall follow with their existing labor contract till the completion of overall handover of Fuhua Dadi.

Article VI Preconditions for Agreement Effectiveness

1、Transferee receives the written document that Transferor I agrees that Transferor II transfers 40% equity of Fuhua Dadi and waives the first right to purchase such equity; Transferee receives the written document that Transferor II agrees that Transferor I transfers 60% equity of Fuhua Dadi and waives the first right to purchase such equity.
2、Transferors and Transferee shall report to their respective decision-making powers to approve the equity transfer hereof and issue written approvals accordingly.
3、Approvals (not including AIC registration alteration formalities) from related governmental authorities on the equity transfer hereof shall be obtained.
4、 Legal representative or personnel authorized by Transferors and Transferee shall appropriately sign and seal on this agreement.

Article VII General Termination

In the event of any following cases, this agreement shall be terminated and Transferor shall return Transferee consideration received:
1、Either party shall be prevented from the performance of this agreement due to an event of Force Majeure such as state policies ( referred to law, administrative regulations or local laws and rules of Beijing City)or war, natural disaster, outside the reasonable control of that Party.

2、AIC alteration of this equity transfer is not completed due to reasons caused other than any parties hereof.
In the event the above case, with 30 business days after receiving a written notice, Transferor shall return Transferee the consideration it received.

Article VIII Breach and Termination of Agreement

Besides the general termination, any parties of Transferors and Transferee shall be regarded as breaching the agreement if they breach the statement and guarantee provided in Article 4 or they don’t perform their respective obligations of Article 5 and the observant party shall have the right to terminate this agreement and the breaching party shall undertake the following liabilities of breach of agreement and compensate the observant party all the losses (direct loss, indirect loss and related expenditure for requiring compensation) caused by breach of agreement:
1、When Transferor I and/or Transferor II breach this agreement, Transferee shall have the right to terminate this agreement and require Transferor I and/or Transferor II to return the consideration already paid and require them to pay penalty equal to 5% of total consideration of equity transfer.

2、Transferee shall undertake liabilities of breach of the agreement due to delayed payment of the consideration.
Where Transferee doesn’t pay Transferor I and / or Transferor II consideration of equity transfer as scheduled, Transferee shall pay Transferor I and/or Transferor II the penalty of 0.03% of the remaining payment. Where Fuhua Dadi doesn’t repay according to schedule Transferor I and its related company, Fudi Gas Development Co., Ltd. and Transferor II the due amount of loan principal and interest, Fuhua Dadi need to pay the penalty of 0.03% of the remaining amount of principal and interest per day. If Fuhua Dadi is unable to pay such penalty, Transferee shall have the obligation to pay.

Article IX Undertaking of Taxation

Taxes and other fees generated by this equity transfer shall be undertaken by Transferors and Transferee in accordance with national laws and regulations.

Article X Confidentiality

Either party of this agreement shall keep confidential all the information involved in this agreement and without the consent of obligees or mandatory requirement, either party shall not provide or disclose to any third parties unrelated to this agreement, otherwise undertake liabilities for breach of the agreement.

Article XI Settlement of Dispute

Any disputes arising from or in connection with this Agreement shall be settled through friendly negotiation among the Parties. If the dispute cannot be resolved by negotiation, then any Party may submit the dispute to China International Economic and Trade Arbitration Committee located in Beijing for arbitration according to and regulations in effect at the time of applying for arbitration. The arbitration award shall be final and binding on all parties.

Article XII Other Issues

1、Transferee consents that under equal conditions, Fuhua Dadi and Beijing Gas Huairou Co.,Ltd. shall engage preferentially Beijing Dadi Gas Engineering Co.,Ltd in gas project construction.
2、Transferor II consents that after this agreement takes effect, Fuhua Dadi can maintain or terminate the service contract or agreement reached with Transferor II or its related party according to operation requirement.
3、On matters concerning equity transfer not mentioned herein，all the parties hereof shall negotiate and sign a supplementary agreement that shall be equally effective with this agreement.
4、Audit Report, Audited Adjustment Report by Beijing Xingzhounghai Accounting Firm and Asset Appraisal Report by Beijing Liuhe Zhengxu Asset Appraisal Firm, Name List of Fuhua Dadi personnel and Trust Letter of Payment Gathering issued by Fudi Gas Development Co., Ltd. shall be attached as Annexes to this agreement.
5、This agreement shall be in ten copies with equal legal effect, each signing party shall retain two copies and Fuhua Dadi shall retain one copy. Others shall be kept for submitting to governmental authorities for examination or file.

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(Signature Page)

Transferor I: Fudi Gas Investment Co.,Ltd.

Legal Representative or Authorized Representative

                           Date:

Transferor II:Beijing Century Dadi Gas Co.,Ltd.

Legal Representative or Authorized Representative

                                   Date:

Transferee: Beijing Gas Group Company

Legal Representative or Authorized Representative

                                           Date:

Place: Beijing